Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268995

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 5 DATED JUNE 1, 2026
TO THE PROSPECTUS DATED APRIL 14, 2026

This document supplements, and should be read in conjunction with, our prospectus dated April 14, 2026, as supplemented by Supplement No. 1 dated April 17, 2026, Supplement No. 2 dated May 1, 2026, Supplement No. 3 dated May 15, 2026 and Supplement No. 4 dated May 20, 2026. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•our daily net asset value, or NAV, per share for our common stock for the month of May 2026; and
•an update on our share redemption plan activity.

Historical NAV per Share

The following table sets forth the NAV per share for the Class A, Class I, Class T, Class D, Class M-I, Class T2 and Class N shares of our common stock on each business day for the month of May 2026. There were no Class S shares of our common stock outstanding during this period.

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share**	NAV per Class D Share*	NAV per Class M-I Share	NAV per Class T2 Share	NAV per Class N Share**
May 1, 2026	$13.12	$13.22	$13.27	$13.25	$13.11	$13.05	$13.13
May 4, 2026	$13.06	$13.16	$13.21	$13.18	$13.05	$12.99	$13.07
May 5, 2026	$13.07	$13.16	$13.21	$13.19	$13.05	$12.99	$13.07
May 6, 2026	$13.07	$13.16	$13.22	$13.19	$13.05	$12.99	$13.07
May 7, 2026	$13.07	$13.16	$13.22	$13.19	$13.05	$12.99	$13.07
May 8, 2026	$13.09	$13.18	$13.24	$13.21	$13.07	$13.01	$13.09
May 11, 2026	$13.09	$13.19	$13.24	$13.22	$13.08	$13.02	$13.10
May 12, 2026	$13.10	$13.19	$13.25	$13.22	$13.08	$13.02	$13.10
May 13, 2026	$13.10	$13.19	$13.25	$13.22	$13.08	$13.02	$13.10
May 14, 2026	$13.10	$13.19	$13.25	$13.22	$13.08	$13.02	$13.10
May 15, 2026	$13.10	$13.19	$13.25	$13.22	$13.08	$13.02	$13.10
May 18, 2026	$13.10	$13.20	$13.25	$13.22	$13.08	$13.02	$13.10
May 19, 2026	$13.10	$13.20	$13.25	$13.23	$13.09	$13.03	$13.11
May 20, 2026	$13.10	$13.20	$13.25	$13.23	$13.09	$13.03	$13.11
May 21, 2026	$13.10	$13.20	$13.25	$13.23	$13.09	$13.03	$13.11
May 22, 2026	$13.11	$13.20	$13.26	$13.23	$13.09	$13.03	$13.11
May 26, 2026	$13.11	$13.21	$13.26	$13.24	$13.10	$13.03	$13.12
May 27, 2026	$13.11	$13.21	$13.26	$13.24	$13.10	$13.04	$13.12
May 28, 2026	$13.11	$13.21	$13.26	$13.24	$13.10	$13.04	$13.12
May 29, 2026	$13.12	$13.21	$13.27	$13.24	$13.11	$13.04	$13.12

*Class D shares are currently being offered pursuant to a private placement offering.
**Class N and Class T shares are not available for purchase except through our distribution reinvestment plan.

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined.

Redemptions

For the month of May 2026, we received redemption requests in excess of the 2% monthly limit. As per the terms of our share redemption plan, we honored all death and disability-based redemption requests and any requests for which the total account value was less than the minimum account balance of $500, if any, in full and all other redemption requests on a pro rata basis up to the limit. As such, each stockholder whose May 2026 redemption request was prorated received approximately 97.5% of such request.